Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293732 and 333-293732-02

Citigroup Global Markets Holdings Inc. $14,457,000 Buffered Digital Equity Index Basket-Linked Notes due March 23, 2029

All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Unlike conventional debt securities, the notes offered by this pricing supplement do not pay interest and do not repay a fixed amount of principal at maturity.  The amount that you will be paid on your notes on the maturity date (March 23, 2029) is based on the performance of an unequally weighted basket (the “basket”) consisting of the EURO STOXX 50® Index (40.00% weight), the TOPIX® Index (25.00% weight), the FTSE® 100 Index (17.00% weight), the Swiss Market Index® (11.00% weight) and the S&P/ASX 200 Index (7.00% weight) (each a “basket index”) as measured from the trade date (July 21, 2026) to and including the determination date (March 21, 2029).  The initial basket level is 100.00 and the final basket level on the determination date will equal the sum of the products, as calculated for each basket index, of: (i) (a) the final index level of that basket index divided by (b) the initial index level of that basket index multiplied by (ii) the initial weighted value of that basket index (which is the weight of that basket index times the initial basket level).  If the final basket level on the determination date is greater than or equal to the initial basket level, the return on your notes will be positive and you will receive the greater of (i) the threshold settlement amount of $1,265.70 for each $1,000 stated principal amount of your notes, which represents a contingent fixed return at maturity of 26.57% and (ii) the stated principal amount plus the product of the stated principal amount times the basket return (the percentage increase or decrease in the level of the basket from the initial basket level of 100.00 to the final basket level on the determination date).  If the final basket level declines from the initial basket level by up to a buffer amount of 15.00%, you will receive the stated principal amount of your notes.  However, if the final basket level declines from the initial basket level by more than the 15.00% buffer amount, the return on your notes will be negative and you will lose approximately 1.1765% of the stated principal amount of your notes for every 1% by which that decline exceeds the 15.00% buffer amount.  You could lose your entire investment in the notes.  In exchange for the limited buffer feature and the potential to receive a minimum positive return at maturity so long as the final basket level is greater than or equal to the initial basket level, you must be willing to forgo (i) any dividends paid on the stocks included in the basket indices and (ii) interest on the notes.

On the maturity date, for each $1,000 stated principal amount note you then hold, you will receive an amount in cash equal to:

●	if the basket return is zero or positive (the final basket level is greater than or equal to the initial basket level), the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the basket return;

●	if the basket return is negative but not below -15.00% (the final basket level is less than the initial basket level but not by more than 15.00%), $1,000; or

●	if the basket return is negative and is below -15.00% (the final basket level is less than the initial basket level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1765 times (b) the sum of the basket return plus 15.00% times (c) $1,000. This amount will be less than $1,000 and may be zero.

A decrease in the level of one or more basket indices may offset increases in the levels of one or more other basket indices. Due to the unequal weighting of each basket index, the performances of the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index will have a significantly larger impact on your return on the notes than the performances of the Swiss Market Index® and the S&P/ASX 200 Index.

The notes are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc.  All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any amount due under the notes.  The notes will not be listed on any securities exchange and may have limited or no liquidity.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-10.

	Issue Price(1)	Underwriting Discount(2)	Net Proceeds to Issuer
Per Note:	$1,000.00	–	$1,000.00
Total:	$14,457,000.00	–	$14,457,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $998.30 per note, which is less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance.  See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of the issuer, is the underwriter for the offering of the notes and is acting as principal. For more information on the distribution of the notes, see “Summary Information—Key Terms—Supplemental plan of distribution” in this pricing supplement. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are part of the Medium-Term Senior Notes, Series N of Citigroup Global Markets Holdings Inc.  This pricing supplement is a supplement to the documents listed below and should be read together with such documents, which are available at the following hyperlinks:

•	Product Supplement No. EA-02-12 dated February 25, 2026

•	Underlying Supplement No. 13 dated February 25, 2026

•	Prospectus Supplement and Prospectus each dated February 25, 2026

Citigroup Global Markets Inc.

Pricing Supplement No. 2026-USNCH33195 dated July 21, 2026

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

CGMI may use this pricing supplement in the initial sale of the notes.  In addition, CGMI or any other affiliate of Citigroup Inc. may use this pricing supplement in a market-making transaction in a note after its initial sale.

SUMMARY INFORMATION

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the basket indices. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. References to “securities” in the accompanying product supplement include the notes.

Key Terms

Issuer: Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.

Guarantee: all payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Basket:

Basket Index*	Weight	Initial Weighted Value**
EURO STOXX 50® Index	40.00%	40.00
TOPIX® Index	25.00%	25.00
FTSE® 100 Index	17.00%	17.00
Swiss Market Index®	11.00%	11.00
S&P/ASX 200 Index	7.00%	7.00

* Each basket index is referred to as an “underlying index” and the sponsor for each basket index is referred to as an “underlying index publisher” in the accompanying product supplement.

** The initial weighted value of each basket index is equal to its weight times the initial basket level of 100.00.

Stated principal amount: each note will have a stated principal amount of $1,000; $14,457,000 in the aggregate for all the offered notes

Purchase at amount other than the stated principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the stated principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the stated principal amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the stated principal amount. Additionally, the threshold settlement amount would represent a lower (or higher) percentage return relative to your initial investment than would be the case if you had purchased the notes at the stated principal amount. See “Summary Risk Factors — If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” starting on page PS-13 of this pricing supplement.

Cash settlement amount (paid on the maturity date): on the maturity date, for each $1,000 stated principal amount of notes you then hold, we will pay you an amount in cash equal to:

●	if the final basket level is greater than or equal to the initial basket level, the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the basket return;

●	if the final basket level is less than the initial basket level but greater than or equal to the buffer level, $1,000; or

●	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the basket return plus the buffer amount times (c) $1,000

Initial basket level: 100.00

Final basket level: the sum of the products, calculated for each basket index, of: (i) (a) the final index level of that basket index divided by (b) the initial index level of that basket index times (ii) the initial weighted value of that basket index

Initial index level of the EURO STOXX 50® Index: 6,285.63

Initial index level of the TOPIX® Index: 4,014.95

Initial index level of the FTSE® 100 Index: 10,585.91

Initial index level of the Swiss Market Index®: 14,298.26

Initial index level of the S&P/ASX 200 Index: 8,793.304

Final index level: with respect to each basket index, the closing level of that basket index on the determination date; except in the limited circumstances described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Discontinuance or Material Modification of an Underlying Index” on page EA-40 of the accompanying product supplement and subject to adjustment as provided under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Determining the Closing Level” on page EA-37 of the accompanying product supplement and “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement.

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage

Threshold settlement amount: $1,265.70 per $1,000 stated principal amount note

Buffer level: 85.00, which is 85.00% of the initial basket level

Buffer amount: 15.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 117.65%

Trade date: July 21, 2026. The trade date is referred to as the “pricing date” in the accompanying product supplement.

Original issue date (settlement date): July 24, 2026.  See “Supplemental plan of distribution” below for additional information.

Determination date: March 21, 2029.  The determination date is referred to as the “valuation date” in the accompanying product supplement and is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur with respect to any basket index, as described under “Description of the Securities — Consequences of a Market Disruption Event; Postponement of a Valuation Date” beginning on page EA-22 of the accompanying product supplement.  For the avoidance of doubt, as described in the accompanying product supplement, if the determination date is postponed for a reason that affects fewer than all of the basket indices, the final basket level will be calculated based on (i) for each unaffected basket index, its closing level on the originally scheduled determination date and (ii) for each affected basket index, its closing level on the determination date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled determination date on which a market disruption event did not occur with respect to that basket index).

Maturity date: March 23, 2029

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the notes will not be subject to redemption before maturity

Business day: as described under “Description of the Securities — General” on page EA-21 in the accompanying product supplement.

Scheduled trading day: with respect to each basket index, as described under “Description of the Securities — Certain Additional Terms for Securities Linked to an Underlying Index — Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” on page EA-37 of the accompanying product supplement.

Supplemental plan of distribution: Citigroup Global Markets Holdings Inc. expects to sell to CGMI, and CGMI expects to purchase from Citigroup Global Markets Holdings Inc., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement.  CGMI proposes initially to offer the notes to the public and to certain unaffiliated securities dealers at the issue price set forth on the cover page of this pricing supplement. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle one business day after the date on which the parties agree to the sale. Because the settlement date for the notes is more than one business day after the trade date, investors who wish to sell the notes at any time prior to the business day preceding the original issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes.  We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates. CGMI or such other of our affiliates or such dealer or its affiliates may profit from this hedging activity even if the value of the notes declines.  This hedging activity could affect the closing levels of the basket indices and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA: as described under “Benefit Plan Investor Considerations” on pages EA-58 and EA-59 in the accompanying product supplement

Calculation Agent: CGMI

CUSIP: 17334C5D2

ISIN: US17334C5D27

HYPOTHETICAL EXAMPLES

The table, chart and examples below are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the cash settlement amount at maturity.

The table, chart and examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket indices have been highly volatile in the past — meaning that the levels of the basket indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.  Investors in the notes will not receive any dividends on the stocks that constitute the basket indices. The table and chart below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the Notes Is Not Equivalent to Investing in the Basket Indices or the Stocks that Constitute the Basket Indices” below.

The information in the table, chart and examples below reflects hypothetical returns on the notes assuming that they are purchased on the original issue date at the stated principal amount and held to the maturity date.  If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table, chart or examples below such as interest rates, the volatility of the basket indices, the correlation among the basket indices and our and Citigroup Inc.’s creditworthiness.  Please read “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement.  It is likely that any secondary market price for the notes will be less than the issue price.

The information in the table, chart and examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Threshold settlement amount	$1,265.70 per $1,000 stated principal amount note
Buffer level	85.00, which is 85.00% of the initial basket level
Buffer rate	Approximately 117.65%
Buffer amount	15.00%

Neither a market disruption event nor a non-scheduled trading day with respect to any basket index occurs on the originally scheduled determination date

No change in or affecting any of the stocks comprising the basket indices or the method by which the sponsors of the basket indices calculate the basket indices

Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

The actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket index levels shown elsewhere in this pricing supplement.  For information about the historical levels of the basket indices during recent periods, see “The Basket and the Basket Indices” below.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the notes on the maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Stated Principal Amount)
200.000%	200.000%
175.000%	175.000%
150.000%	150.000%
126.570%	126.570%
110.000%	126.570%
100.000%	126.570%
95.000%	100.000%
85.000%	100.000%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 29.412% of the stated principal amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the maturity date, you would lose approximately 70.588% of your investment.

The table above demonstrates the diminishing benefit of the buffer feature of the notes the lower the final basket level.  For example, if the final basket level were determined to be 75.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 88.235% of the stated principal amount of your notes, resulting in an effective buffer (i.e., the difference between the basket return and your return on the notes) of approximately 13.235%.  However, if the final basket level were determined to be 50.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 58.824% of the stated principal amount of your notes, resulting in an effective buffer of only approximately 8.824%.  The lower the final basket level, the lower the effective buffer provided by the notes will be.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the stated principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.

200.000%
150.000%
126.570%
100.000%
50.000%
0.000%
Hypothetical Cash Settlement Amount as % of Stated Principal Amount
0.000%
50.000%
85.000%
100.000%
126.570%
150.000%
200.000%
Hypothetical Final Basket Level as % of Initial Basket Level
Basket Performance
Note Performance

Set forth below are five examples of cash settlement amount calculations, assuming final index levels for each basket index as indicated in the examples. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

The levels in Column A represent the hypothetical initial index levels for each basket index, and the levels in Column B represent the hypothetical final index levels for each basket index. The percentages in Column C represent the hypothetical final index levels in Column B expressed as percentages of the corresponding hypothetical initial index levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket index, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a positive or negative percentage.

The hypothetical initial index level for each basket index of 100.00 has been chosen for illustrative purposes only and does not represent the actual initial index level for that basket index. For historical data regarding the actual historical levels of the basket indices, please see the historical information set forth below under “The Basket and the Basket Indices.”

Example 1: The final basket level is greater than the initial basket level and the cash settlement amount is greater than the threshold settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	180.00	180.00%	40.00	72.00
TOPIX® Index	100.00	180.00	180.00%	25.00	45.00
FTSE® 100 Index	100.00	180.00	180.00%	17.00	30.60
Swiss Market Index®	100.00	180.00	180.00%	11.00	19.80
S&P/ASX 200 Index	100.00	180.00	180.00%	7.00	12.60
Final Basket Level	180.00
Basket Return	80.00%

In this example, the hypothetical final index level of each basket index is greater than its hypothetical initial index level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 180.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = the greater of (i) $1,265.70 and (ii) $1,000 + ($1,000 × 80.00%)

Cash settlement amount = the greater of (i) $1,265.70 and (ii) $1,800.00

Cash settlement amount = $1,800.00

Example 2: The final basket level is greater than the initial basket level and the cash settlement amount is equal to the threshold settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	102.00	102.00%	40.00	40.80
TOPIX® Index	100.00	105.00	105.00%	25.00	26.25
FTSE® 100 Index	100.00	110.00	110.00%	17.00	18.70
Swiss Market Index®	100.00	103.00	103.00%	11.00	11.33
S&P/ASX 200 Index	100.00	106.00	106.00%	7.00	7.42
Final Basket Level	104.50
Basket Return	4.50%

In this example, the hypothetical final index level of each basket index is greater than its hypothetical initial index level, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level is 104.50, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = the greater of (i) $1,265.70 and (ii) $1,000 + ($1,000 × 4.50%)

Cash settlement amount = the greater of (i) $1,265.70 and (ii) $1,045.00

Cash settlement amount = $1,265.70

Example 3: The final basket level is less than the initial basket level but greater than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	102.00	102.00%	40.00	40.80
TOPIX® Index	100.00	90.00	90.00%	25.00	22.50
FTSE® 100 Index	100.00	85.00	85.00%	17.00	14.45
Swiss Market Index®	100.00	95.00	95.00%	11.00	10.45
S&P/ASX 200 Index	100.00	110.00	110.00%	7.00	7.70
Final Basket Level	95.90
Basket Return	-4.10%

In this example, even though the hypothetical final index levels for the EURO STOXX 50® Index and the S&P/ASX 200 Index are greater than their hypothetical initial index levels, the negative returns of the TOPIX® Index, the FTSE® 100 Index and the Swiss Market Index® more than offset the positive returns on the EURO STOXX 50® Index and the S&P/ASX 200 Index, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Since the hypothetical final basket level of 95.90 is greater than the buffer level of 85.00, the hypothetical cash settlement amount would equal $1,000.00 per note.

Example 4: The final basket level is less than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	42.00	42.00%	40.00	16.80
TOPIX® Index	100.00	65.00	65.00%	25.00	16.25
FTSE® 100 Index	100.00	75.00	75.00%	17.00	12.75
Swiss Market Index®	100.00	77.00	77.00%	11.00	8.47
S&P/ASX 200 Index	100.00	65.00	65.00%	7.00	4.55
Final Basket Level	58.82
Basket Return	-41.18%

In this example, the hypothetical final index level of each basket index is less than its hypothetical initial index level, which results in the hypothetical final basket level being less than the initial basket level of 100.00. Because the hypothetical final basket level is 58.82 and is less than the buffer level of 85.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + [$1,000 × (100.00/85.00) × (-41.18% + 15.00%)] = $692.00

Example 5: The final basket level is less than the buffer level.

	Column A	Column B	Column C	Column D	Column E
Basket Index	Hypothetical Initial Index Level	Hypothetical Final Index Level	Column B / Column A (expressed as a percentage)	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	100.00	40.00	40.00%	40.00	16.00
TOPIX® Index	100.00	102.00	102.00%	25.00	25.50
FTSE® 100 Index	100.00	101.00	101.00%	17.00	17.17
Swiss Market Index®	100.00	130.00	130.00%	11.00	14.30
S&P/ASX 200 Index	100.00	130.00	130.00%	7.00	9.10
Final Basket Level	82.07
Basket Return	-17.93%

In this example, the hypothetical final index level of the EURO STOXX 50® Index is less than its hypothetical initial index level, while the hypothetical final index levels of the other four basket indices are each greater than or equal to their hypothetical initial index levels.

Because the basket is unequally weighted, increases in the lower weighted basket indices will be offset by decreases in the higher weighted basket indices. In this example, the large decline in the level of the EURO STOXX 50® Index results in the hypothetical final basket level being less than 100.00 even though the levels of the other basket indices increased or remained the same.

Since the hypothetical final basket level is 82.07 and is less than the buffer level of 85.00, the hypothetical cash settlement amount per note would equal:

Cash settlement amount = $1,000 + [$1,000 × (100.00/85.00) × (-17.93% + 15.00%)] = $965.53

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket indices that may not be achieved on the determination date.  The actual cash settlement amount you receive on the maturity date may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read

“Summary Risk Factors — The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement.

We cannot predict the actual final basket level or what the value of your notes will be on any particular day, nor can we predict the relationship between the level of each basket index and the value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the return on the notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the table, chart and examples above.

SUMMARY RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket indices.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose Some or All of Your Investment

Unlike conventional debt securities, the notes do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the basket depreciates by more than the buffer amount, you will receive less than the stated principal amount of your notes at maturity.  You should understand that any depreciation of the basket beyond the buffer amount will result in a loss of more than 1% of the stated principal amount for each 1% by which the depreciation exceeds the buffer amount, which will progressively offset any protection that the buffer amount would offer. Accordingly, the lower the final basket level, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

The Notes Do Not Pay Interest

Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

Investing in the Notes Is Not Equivalent to Investing in the Basket Indices or the Stocks that Constitute the Basket Indices

You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes.

Your Payment at Maturity Depends on the Closing Levels of the Basket Indices on a Single Day

Because your payment at maturity depends on the closing levels of the basket indices solely on the determination date, you are subject to the risk that the closing levels of the basket indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested in another instrument linked to the basket indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket indices, you might have achieved better returns.

The Notes Are Subject to the Credit Risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

The Estimated Value of the Notes on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Is Less than the Issue Price

The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs also include a fee paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate” below.

The Estimated Value of the Notes Was Determined for Us by Our Affiliate Using Proprietary Pricing Models

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

The Estimated Value of the Notes Would Be Lower if It Were Calculated Based on Our Secondary Market Rate

The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

The Estimated Value of the Notes Is Not an Indication of the Price, if Any, at Which CGMI or Any Other Person May Be Willing to Buy the Notes From You in the Secondary Market

Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors

The value of your notes prior to maturity will fluctuate based on the level and volatility of the basket indices and a number of other factors, including the price and volatility of the stocks that constitute the basket indices, the correlation among the basket indices, the dividend yields on the stocks that constitute the basket indices, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket indices trade, the correlation between those exchange rates and the level of the applicable basket index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of your notes.  You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “— The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” above.

Immediately Following Issuance, Any Secondary Market Bid Price Provided by CGMI, and the Value That Will Be Indicated on Any Brokerage Account Statements Prepared by CGMI or Its Affiliates, Will Reflect a Temporary Upward Adjustment

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

The Basket Indices May Offset Each Other

The performance of one basket index may not correlate with the performance of the other basket indices.  If one or more basket indices appreciate, one or more other basket indices may not appreciate as much or may even depreciate.  In such event, the appreciation of any appreciating basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the levels of the other basket indices.

The Basket Indices Are Unequally Weighted

The basket indices are unequally weighted. Accordingly, the performance of the basket indices with the higher weighting (in this case, the EURO STOXX 50® Index and, to a lesser extent, the TOPIX® Index and the FTSE® 100 Index) will influence the cash settlement amount to a greater degree than the performance of the basket indices with the lower weighting (in this case, the Swiss Market Index® and the S&P/ASX 200 Index). If the basket indices with the higher weightings perform poorly, their poor performances could negate or diminish the effect on the basket return of any positive performances by the lower-weighted basket indices.

The Basket Indices are Subject to Risks Associated With Foreign Equity Securities

Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Performance of the Basket Indices Will Not Be Adjusted for Changes in Currency Exchange Rates

The EURO STOXX 50® Index is composed of stocks traded in euro, the TOPIX® Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the Swiss Market Index® is composed of stocks traded in Swiss franc and the S&P/ASX 200 Index is composed of stocks traded in Australian dollars.  The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar.  However, the performance of the basket indices and the value of your notes will not be adjusted for exchange rate fluctuations.  If the euro, Japanese yen, pound sterling, Swiss franc and/or the Australian dollar appreciates relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket indices.

An Investment in the Notes is Not a Diversified Investment

The fact that the notes are linked to a basket does not mean that the notes represent a diversified investment.  First, although the basket indices differ in important respects, they each track the performance of developed non-U.S. equity markets, and each may perform poorly if there is a global downturn in equity markets generally or in developed non-U.S. equity markets in particular. Second, the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.  No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

Our Offering of the Notes Does Not Constitute a Recommendation of the Basket or the Basket Indices

The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket or any of the basket indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the basket indices or in instruments related to the basket indices or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket indices. These and other activities of our affiliates may affect the levels of the basket indices in a way that has a negative impact on your interests as a holder of the notes.

The Level of a Basket Index May Be Adversely Affected by Our or Our Affiliates’ Hedging and Other Trading Activities

We have hedged our obligations under the notes through CGMI or other of our affiliates, or through a dealer participating in this offering or its affiliates, who have taken positions directly in the stocks that constitute the basket indices and other financial instruments related to the basket indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the basket indices and other financial instruments related to the basket indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.  These activities could affect the levels of the basket indices in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates or any dealer or its affiliates while the value of the notes declines.  If the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

We and Our Affiliates May Have Economic Interests That Are Adverse to Yours as a Result of Our Affiliates’ Business Activities

Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.  Any dealer participating in the offering of the notes or its affiliates may engage in similar activities.

The Calculation Agent, Which Is an Affiliate of Ours, Will Make Important Determinations With Respect to the Notes

If certain events occur, such as market disruption events, or the discontinuance of a basket index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

Adjustments to the Basket Indices May Affect the Value of Your Notes

The sponsors of the basket indices may add, delete or substitute the stocks that constitute the basket indices or make other methodological changes that could affect the levels of the basket indices. The sponsors of the basket indices may discontinue or suspend calculation or publication of the basket indices at any time without regard to your interests as holders of the notes.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the stated principal amount. If you purchase your notes at a premium to the stated principal amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the stated principal amount or a discount to the stated principal amount. In addition, the impact of the buffer level and the threshold settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the stated principal amount. For example, if you purchase your notes at a premium to the stated principal amount, the threshold settlement amount will represent a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the stated principal amount or a discount to the stated principal amount.

The U.S. Federal Tax Consequences of an Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected.  Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE BASKET AND THE BASKET INDICES

The Basket

The basket consists of five basket indices with the following weights within the basket: the EURO STOXX 50® Index (40.00%), the TOPIX® Index (25.00%), the FTSE® 100 Index (17.00%), the Swiss Market Index® (11.00%) and the S&P/ASX 200 Index (7.00%).

Historical Information

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the pricing date for these notes.  The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 4, 2021 to July 21, 2026, assuming that the basket was created on January 4, 2021 with the same basket indices and corresponding weights in the basket and with a level of 100.00 on that date.  The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

STOXX Limited (“STOXX”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to CGMI and its affiliates, in exchange for a fee, of the right to use the EURO STOXX 50® Index, which is owned and published by STOXX, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The STOXX Benchmark Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.  In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  stoxx.com, (including information regarding (i) the top ten constituents and their respective weightings, (ii) the sector weightings and (iii) the country weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the EURO STOXX 50® Index

The closing level of the EURO STOXX 50® Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the EURO STOXX 50® Index during the period shown below is not an indication that the EURO STOXX 50® Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the EURO STOXX 50® Index as an indication of the future performance of the EURO STOXX 50® Index.  We cannot give you any assurance that the future performance of the EURO STOXX 50® Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50® Index.  The actual performance of the EURO STOXX 50® Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the EURO STOXX 50® Index for each day such level was available from January 4, 2021 to July 21, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the EURO STOXX 50® Index on July 21, 2026 was 6,285.63.

TOPIX® Index

The TOPIX® Index tracks the Tokyo Stock Exchange and is a commonly used statistical indicator of trends in the Japanese stock market.  It comprises all domestic common stocks listed on the TSE Prime Market.  Stocks listed on the TSE Prime Market are generally large companies with longer established and more actively traded issues.  The TOPIX® Index is calculated and maintained by JPX Market Innovation & Research, Inc.  The TOPIX® Index is reported by Bloomberg L.P. under the ticker symbol “TPX.”

The TOPIX® Trademarks, including “TOPIX®” and “TOPIX® Index,” are subject to the intellectual property rights owned by JPX Market Innovation & Research, Inc., and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The TOPIX® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The TOPIX® Index” in the accompanying underlying supplement for important disclosures regarding the TOPIX® Index.  In addition, information about the TOPIX® Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  jpx.co.jp/english/markets/indices/topix/, (including information regarding (i) the top ten constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the TOPIX® Index

The closing level of the TOPIX® Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the TOPIX® Index during the period shown below is not an indication that the TOPIX® Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the TOPIX® Index as an indication of the future performance of the TOPIX® Index.  We cannot give you any assurance that the future performance of the TOPIX® Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the TOPIX® Index.  The actual performance of the TOPIX® Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the TOPIX® Index for each day such level was available from January 4, 2021 to July 21, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the TOPIX® Index on July 21, 2026 was 4,014.95.

FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.  The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.  In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  ftse.com/products/indices/uk, (including information regarding (i) the top five constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the FTSE® 100 Index

The closing level of the FTSE® 100 Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the FTSE® 100 Index during the period shown below is not an indication that the FTSE® 100 Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the FTSE® 100 Index as an indication of the future performance of the FTSE® 100 Index.  We cannot give you any assurance that the future performance of the FTSE® 100 Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the FTSE® 100 Index.  The actual performance of the FTSE® 100 Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the FTSE® 100 Index for each day such level was available from January 4, 2021 to July 21, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the FTSE® 100 Index on July 21, 2026 was 10,585.91.

Swiss Market Index®

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market.  The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

SIX Swiss Exchange Ltd (“SIX Swiss Exchange”) and its licensors and Citigroup Global Markets Holdings Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings Inc. and its affiliates, in exchange for a fee, of the right to use the SMI®, which is owned and published by SIX Swiss Exchange, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The Swiss Market Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Swiss Market Index” in the accompanying underlying supplement for important disclosures regarding the SMI®.  In addition, information about the SMI® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  .six-swiss-exchange.com/indices/data_centre/shares/smi_en.html, (including information regarding (i) the top ten constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the Swiss Market Index®

The closing level of the Swiss Market Index® has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the Swiss Market Index® during the period shown below is not an indication that the Swiss Market Index® is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the Swiss Market Index® as an indication of the future performance of the Swiss Market Index®.  We cannot give you any assurance that the future performance of the Swiss Market Index® will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Swiss Market Index®.  The actual performance of the Swiss Market Index® over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the Swiss Market Index® for each day such level was available from January 4, 2021 to July 21, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the Swiss Market Index® on July 21, 2026 was 14,298.26.

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.  In addition, information about the S&P/ASX 200 Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website:  .us.spindices.com/indices/equity/sp-asx-200 (including information regarding (i) the top ten constituents, (ii) the sector weightings and (iii) the country weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

Historical Closing Levels of the S&P/ASX 200 Index

The closing level of the S&P/ASX 200 Index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the S&P/ASX 200 Index during the period shown below is not an indication that the S&P/ASX 200 Index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the S&P/ASX 200 Index as an indication of the future performance of the S&P/ASX 200 Index.  We cannot give you any assurance that the future performance of the S&P/ASX 200 Index will result in your receiving an amount greater than (or equal to) the stated principal amount of your notes on the maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P/ASX 200 Index.  The actual performance of the S&P/ASX 200 Index over the life of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the S&P/ASX 200 Index for each day such level was available from January 4, 2021 to July 21, 2026. We obtained the closing levels from Bloomberg L.P., without independent verification.

The closing level of the S&P/ASX 200 Index on July 21, 2026 was 8,793.304.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALUATION OF THE NOTES

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value of the Notes Prior to Maturity Will Fluctuate Based on Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The Notes Will Not Be Listed on Any Securities Exchange and You May Not Be Able to Sell Them Prior to Maturity.”

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been issued by Citigroup Global Markets Holdings Inc. pursuant to the indenture, the trustee and/or paying agent has made, in accordance with instructions from Citigroup Global Markets Holdings Inc., appropriate entries or notations in its records relating to the master global note that represents such notes and such notes have been delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the notes and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the notes and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

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